                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                SCHEDULE 13E-3/A

                                 (RULE 13e-100)
                TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
            SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER


                                   RULE 13e-3
                              TRANSACTION STATEMENT
           UNDER SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                           FLAG FINANCIAL CORPORATION
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                                (Name of Issuer)

                           FLAG Financial Corporation
                             J. DANIEL SPEIGHT, JR.
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                      (Names of Person(s) Filing Statement)

                          Common Stock, $1.00 par value
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                         (Title of Class of Securities)

                                    33832H107
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                      (CUSIP Number of Class of Securities)

                             J. Daniel Speight, Jr.
                             Chief Executive Officer
                           FLAG Financial Corporation
                           101 North Greenwood Street
                             LaGrange, Georgia 30240
                                 (706) 845-5000
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  Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                    Copy To:

                            Katherine M. Koops, Esq.
                     Powell, Goldstein, Frazer & Murphy LLP
                   191 Peachtree Street, N.E., Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

     This statement is filed in connection with (check the appropriate box):

     a. /X/ The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

     b. / / The filing of a registration statement under the Securities Act of 1933.

     c. / / A tender offer.

     d. / / None of the above.

     Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: /X/

     Check the following box if the filing is a final amendment reporting the results of the transaction: /X/

                            Calculation of Filing Fee

 ------------------------------------- -------------------------------------
   Transaction valuation*                Amount of filing fee
 ------------------------------------- -------------------------------------
   $ 20,547,800                          $ 1,891
 ------------------------------------- -------------------------------------

*   Previously Paid.

/ / Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                           Filing Party:

Form or Registration No.:                         Date Filed:

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                TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
            SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER


         This Amendment No. 1 to Rule 13E-3 Transaction Statement is being filed by FLAG Financial Corporation (the "Company") with respect to a previous Rule 13E-3 Transaction Statement filed on February 8, 2002 (the "Statement").

         On February 15, 2002, the Board of Directors of the Company announced that it had determined not to proceed with the proposed reverse stock split transaction proposed in the Statement. Accordingly, the Statement is withdrawn.



                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 15, 2002
                                       FLAG FINANCIAL CORPORATION


                                       By: /s/ J. Daniel Speight, Jr.
                                           -----------------------------
                                           J. Daniel Speight, Jr.
                                           Chief Executive Officer




                                        J. DANIEL SPEIGHT, JR.:


                                           /s/ J. Daniel Speight, Jr.
                                         -------------------------------
                                            J. Daniel Speight, Jr.